FOR IMMEDIATE RELEASE
Contact:  Eric Amig
November  6,2006                                                                                                                  (212) 441-6807

FHLBNY Announces New Board Members for 2007 –
Fulmer, González, Liseno, and Scarchilli

New York, New York – The Federal Home Loan Bank of New York (“FHLBNY”) is pleased to announce the results of the 2006 election for the FHLBNY’s Board of Directors.  Three directors were elected and each will serve a three-year term that will begin January 1, 2007.  The fourth director ran unopposed.

The three elected directors are:

• James W. Fulmer, Chairman, President and Chief Executive Officer of The Bank of Castile, Batavia, New York.  This will be Mr. Fulmer’s first term.

• Katherine J. Liseno, President and Chief Executive Officer of Metuchen Savings Bank, Metuchen, New Jersey.  Ms. Liseno is currently serving as a member of the Board; her service began in January 2004.

• John M. Scarchilli, President and Chief Executive Officer of Pioneer Savings Bank, Troy, New York.  Mr. Scarchilli is also currently serving on the Board; his service began in August 2006.

The fourth director who ran unopposed is:

*José Ramon González, President and Chief Executive Officer of Banco Santander Puerto Rico, San Juan, Puerto Rico.  Mr. González is also currently serving on the Board; his service began in January 2004.

The Federal Home Loan Bank of New York is a Congressionally chartered, $90 billion, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks.  The Federal Home Loan Bank of New York serves 291 community lenders in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The mission of the Home Loan Bank is to advance housing opportunity and local community development by maximizing the capacity of community-based member-lenders to serve their markets.